Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Trulieve Cannabis Corp. on Form S-8 (File No. 333-260098) of our report dated March 30, 2022, with respect to our audit of the consolidated financial statements of Trulieve Cannabis Corp. as of December 31, 2021, and for the year then ended, which report is included in this Annual Report on Form 10-K of Trulieve Cannabis Corp. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

West Palm Beach, FL

March 30, 2022